Exhibit 99.(a)(3)

       Attachment: Notice Of Change In Election Form From Accept To Reject


             Notice Of Change In Election Form From Accept To Reject

If you previously elected to accept VINA Technologies, Inc.'s offer to exchange options (the "Offer"), and you would like to change your election and reject this offer, you must sign this Notice and return it to Karen Morris, Stock Administrator, VINA Technologies, Inc., 39745 Eureka Drive, Newark, California 94560 before 12:00 midnight, Pacific Time, on June 14, 2002, unless the Offer is extended. If you have questions, please contact Karen Morris by email at karen.morris@vina-tech.com.

To: VINA Technologies, Inc.:

I previously received a copy of the Offer to Exchange (dated May 8, 2002), cover letter and Summary Term Sheet and an Election Form. I signed and returned the Election Form, in which I elected to accept VINA Technologies, Inc.'s Offer. I now wish to change that election and reject your offer. I understand that by signing this Notice and delivering it to Karen Morris, Stock Administrator, VINA Technologies, Inc., 39745 Eureka Drive, Newark, California 94560 before 12:00 midnight, Pacific Time, on June 14, 2002, I will be able to withdraw my acceptance of the Offer and reject the Offer instead. I have read and understand all of the terms and conditions of the Offer.

I understand that in order to reject the offer, I must sign and deliver this notice to Karen Morris, stock administrator, VINA Technologies, Inc., 39745 Eureka Drive, Newark, California 94560 before 12:00 midnight, Pacific Time, on June 14, 2002, or if VINA extends the deadline to exchange options, before the extended expiration of the offer.

By rejecting the Offer, I understand that I will not receive any new options and I will keep the eligible options, all as attached to my Election Form. These options will continue to be governed by the VINA Technologies, Inc. Amended and Restated 1998 Stock Plan, the VINA Technologies, Inc. 2000 Stock Incentive Plan, the Woodwind Communications Systems, Inc. 1999 Stock Option Plan and the Woodwind Communications Systems, Inc., 2000 Stock Option Plan, as the case may be, under which they were granted, and existing option agreements between VINA and me.

I have completed and signed the following exactly as my name appears on my original Election Form.

I do not accept the Offer.



X
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                       Signature

Date:                                           , 2002
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Name:
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                    (Please Print)